Shareholder Letter Second Quarter 2022 Exhibit 99.1

Fellow shareholders,

At Coinbase, we live by the mantra "It's never as good as it seems, and it's never as bad as it seems." Despite crypto market capitalization declining $1.3 trillion or ~60% in Q2, primarily driven by macroeconomic conditions and shocks to the crypto credit environment, we remain as bullish as ever on the future of this technology. Coinbase is an all-weather company with experience in navigating through crypto asset price cycles. We continue to take a long-term view and remain focused on building for the future.

Q2 was a test of durability for crypto companies and a complex quarter overall. Dramatic market movements shifted user behavior and trading volume, which impacted transaction revenue, but also highlighted the strength of our risk management program. We are focusing on our top business priorities and more tightly managing expenses. As a result, we have included more information in our shareholder letter this quarter, which we have organized into chapters, summarized below, to help investors better understand our results.

Chapter 1: Crypto is cyclical

The current downturn came fast and furious, and we are seeing customer behavior mirror that of past down markets. During these down markets, we remain focused on building great products, while we typically see more casual competitors step back. Each crypto cycle has landed higher than the previous one, due to innovations built during the down turns.

Chapter 2: Down markets create financial headwinds which are reflected in our Q2 results

Q2 was a tough quarter, with trading volume and transaction revenue each down by 30% and 35% sequentially, respectively. Both metrics were influenced by a shift in customer and market activity, driven by macroeconomic and crypto credit factors alike. However, we are encouraged by the 44% year-over-year growth in subscription and services revenues, and pleased to see our MTUs decline only 2% compared to Q1.

Chapter 3: Coinbase is adjusting to market conditions

On the expense side, we've taken several steps to streamline our cost structure, including an 18% employee reduction in June. Overall, it will take some time to fully realize the financial impact of our actions, but we have lowered our full-year expense range for Technology & Development and General & Administrative expenses. On the product side, we are taking a "pause, maintain, and prioritize" approach to product development and are focusing on five key areas.

Chapter 4: Building for the future, and excited by product momentum

We are focused on our highest priority product opportunities:

1. Coinbase Retail App
2. Coinbase Prime
3. Staking
4. Developer Products - Coinbase Cloud
5. Web3

Chapter 5: Strong capital and risk position

There are three primary factors in assessing Coinbase's financial strength and durability:

1. At the end of Q2, we had $6.2 billion in total $USD resources. In addition, we had $428 million of crypto assets.
2. We take a prudent approach to risk management. We have had no credit losses from our financing activities, no exposure to client or counterparty insolvencies, no blocking of client withdrawals, nor any changes in access to credit for our clients.
3. Retail customers and institutions alike trust Coinbase because of our long-standing commitment to regulation and compliance. This is particularly important as the global wave towards regulation continues. We are committed to a productive dialogue with regulators, including the CFTC and SEC, about crypto asset regulation, and to working alongside all policymakers to build a workable regulatory framework for the cryptoeconomy that addresses any areas of risk, while enabling the development and adoption of digital innovation for the benefit of the broader society.

Chapter 6: Outlook

We have updated our outlook for full-year 2022.

coinbase Q2 2022 1

Before diving into the chapters, let's summarize our Q2 results.

The decline in crypto asset prices significantly impacted our Q2 financial results, which were consistent with the outlook provided in May. Net revenue was $803 million, down 31% compared to Q1, driven by lower trading volume. Total operating expenses were $1.9 billion, up 8% compared to Q1. Net loss was $1.1 billion and was heavily impacted by non-cash impairment charges. Absent non-cash impairment charges, net loss would have been $647 million. Adjusted EBITDA was negative $151 million.

Select Key Business and Financial Metrics

KEY BUSINESS METRICS	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Monthly Transacting Users MTU (M)[1]	8.8	7.3	11.2	9.2	9.0
Trading Volume ($B)	462	327	547	309	217
Assets on Platform ($B)	180	255	278	256	96

FINANCIAL METRICS ($M)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Net Revenue	$2,033	$1,235	$2,490	$1,165	$803
Net Income (Loss)	$1,606	$406	$840	$ (430)	$ (1,094)
Adjusted EBITDA[2]	$1,150	$618	$1,205	$20	$ (151)
Cash & Cash Equivalents	$4,366	$6,353	$7,123	$6,116	$ 5,682

Q2 Results were Consistent with Coinbase Outlook

METRIC	Q1 ACTUALS	COINBASE Q2 OUTLOOK (MAY 2022)	Q2 ACTUALS
MTUs	9.2 million	Lower Q/Q	9.0 million
Total Trading Volume	$309 billion	Lower Q/Q	$217 billion
Subscription & Services Revenue	$152 million	Similar to Modestly Lower Q/Q	$147 million
Transaction Expenses *as a percentage of net revenue*	24%	Low 20s	21%
Sales and Marketing Expenses *as a percentage of net revenue, including stock-based compensation*	17%	Mid-to-high teens	18%
Technology & Development + General & Admininistrative Expenses *including stock-based compensation*	$1.0 billion	$1.1 to $1.3 billion	$1.1 billion
Stock-based Compensation	$352 million	Approximately $420 million	$391 million
Restructuring Expenses[1]	--	$40 to 45 million	$42 million

[1] Disclosed in our Form 8-K, filed with the Securities and Exchange Commission on June 14, 2022.

[1] We recently identified an issue in the calculation of our MTU metric related to the complexity in measuring users and activity in self-custodial products (notably Coinbase Wallet) that resulted in the overstatement of the MTU figures previously disclosed as of Q3'21 and Q4'21. Accordingly, the MTU metric as of Q3'21 and Q4'21 were revised from 7.4 million to 7.3 million and from 11.4 million to 11.2 million, respectively to reflect our estimate of the overstatement.

[2] For a reconciliation of net income (loss) to Adjusted EBITDA, please refer to the reconciliation table in the section titled "Reconciliation of Net Income (Loss) to Adjusted EBITDA", following the financial statements included at the end of this shareholder letter.

coinbase Q2 2022 2

Chapter 1: Crypto is cyclical

We have observed four major crypto asset price cycles since 2010. Each prior cycle has lasted anywhere from two to four years and resulted in the crypto market capitalization significantly increasing compared to the preceding cycle. Each prior cycle brought in new market participants, developers, and products that further advanced the cryptoeconomy. These cycles are evident by viewing Bitcoin prices over time on a logarithmic scale (see below). Prior peak-to-trough declines have been 84%, 85%, and 94% historically, although these prior declines did not coincide with a broader macro downturn. More recently, from the most recent peak in November 2021 to the lows in June 2022, Bitcoin market capitalization has declined 74%.


BTC Price (Log Scale)
Cycle 1
2009-2012
Cycle 2
2012-2016
Cycle 3
2016-2020
Cycle 4
2020-Present
(94%)
(85%)
(84%)
(74%)
$100,000
$10,000
$1,000
$100
$10
$1
$0
$0
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
BTC Price
Peak
Trough

We have long advocated that the best way to evaluate Coinbase through these early years of this nascent industry, is through the same lens we evaluate crypto -- over a price cycle. To that end, below we show Coinbase performance comparing Q2'22 to Q2'20, when Bitcoin prices started to increase just ahead of the most recent bull market:

- **Verified Users have nearly tripled from 36 million to 103 million**
- **Monthly Transacting Users have grown ~6x, from 1.5 million to 9.0 million**
- **Total quarterly Trading Volume increased ~8x, from $28 billion to $217 billion**
- **Assets on Platform increased nearly 4x, from $26 billion to $96 billion**
- **We have expanded our product suite and customer engagement with 67% of MTUs now engaging with non-investing products, up from 20% in Q2'20**
- **Subscription & services revenue contributed 18% to total net revenue, up from 4% in Q2'20**
- **Phone and messaging support account for ~70% of customer contacts in Q2'22 – and we provided the vast majority of responses in <60 seconds. We launched phone support in Q4 2021.**
- **More than doubled our institutional customer base to 14,500+ in Q2'22 compared to Q2'20 (including adding 1,500+ in Q2'22 alone)**
- **Increased assets supported for trading and custody by 7x and 6x to 201 and 341, respectively.**

Down markets are not as bad as they may seem. Yes, it can feel scary and near-term financials can be heavily impacted. That's why we have worked hard to build a strong balance sheet to weather the storms. We began investing in less volatile revenues during the last crypto down market and are pleased to see the continued growth of our Subscription and services revenues. Down markets are builder's markets, where many casual competitors step back. At Coinbase, we are optimists and are focused on building great products and services for our users. We are incredibly proud of the speed of product deployment and the recent feedback we have been receiving from our customers. We have conviction that if we continue to focus on building the right products and services, we will emerge stronger than before.

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Thematically, we have seen some macro trends materialize that are consistent with prior down markets. For example, our core retail user traded less and “hodl’ed” through the crypto asset price declines. As a result, we saw lower trading volumes on Coinbase and trading volume shifted to offshore exchanges where market makers and high volume traders are more active. Monthly Transacting Users  Despite continued market softness, we were pleased to serve 9.0 million MTUs in Q2, a decrease of 0.2 million or 2% compared to Q1. As a result of our core retail customer trading less, our MTU mix has trended more towards non-investing activities – notably staking. In Q2, 67% or 6.0 million MTUs transacted with non- investing products. We have recently begun supporting staking for Cardano (March) and Solana (end of June) which drove this trend. Since trading users have relatively higher levels of revenue per user than non-investing users, we saw downward pressure on our Average Transaction Revenue Per User (ATRPU) metric. That said, year-to-date, ATRPU for trading users is still comfortably higher than the averages observed during the previous market downturn that began in 2018. A recent blockchain industry analysis highlighted in our July Coinbase Institutional Monthly Outlook revealed that worldwide long-term BTC holders (those holding BTC for more than six months) are holding ~77% of total BTC supply, indicating they are not selling into market volatility. We view this as a positive signal of conviction. We are seeing a similar trend at Coinbase where the percentage of users continuing to hold BTC and ETH for extended periods of time is similar to levels observed during the 2018-2019 crypto market downturn. On the institutional side, with all of the market volatility it can be easy to lose sight that both new and existing clients continued to use our platform as they embrace crypto as a new asset class. In Q2, we continued to onboard some of the largest clients in the world who have placed their first trades in crypto through Coinbase Prime. We have built more client-requested products – including launching our first derivatives product – and are seeing strong uptake. Trading Volume  Total trading volume declined to $217 billion, down 30% compared to Q1. In contrast, total crypto spot trading volume declined 3% on a sequential basis, resulting in lower trading volume market share. Chapter 2: Down markets create financial headwinds which are reflected in our Q2 results Q2 2022 4

Trading Volume

TRADING VOLUME ($B)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Retail	145	93	177	74	46
Institutional	317	234	371	235	171
Total	**462**	**327**	**547**	**309**	**217**

TRADING VOLUME (% OF TOTAL)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Bitcoin	24	19	16	24	31
Ethereum	26	22	16	21	22
Other crypto assets	50	59	68	55	47
Total	**100**	**100**	**100**	**100**	**100**

TRANSACTION REVENUE (% OF TOTAL)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Bitcoin	26	21	16	25	31
Ethereum	26	22	16	23	22
Other crypto assets	48	57	68	52	47
Total	**100**	**100**	**100**	**100**	**100**

Note: Figures presented may not sum precisely due to rounding

There are three themes underpinning our decline in trading volume this quarter.

First, our core U.S. retail customers were less active. Importantly, our analysis suggests these customers are not leaving the Coinbase platform.

Second, a larger amount of trading volume took place at offshore exchanges in Q2. With many retail traders hodl'ing, trading volume becomes more concentrated among high volume retail traders, market makers and high frequency trading firms. The sequential decline in Q2 institutional trading volume was primarily driven by lower market maker volume on our trading platform. These market participants gravitate towards products such as derivatives and financing products, which are areas we're continuing to invest in but we don't currently have product parity with offshore exchanges. Partially offsetting this decline was continued growth in Coinbase Prime, as we onboarded 1,500 new institutions who are leveraging our platform for their crypto needs.

Third, we did not have exposure to the significant trading volumes related to the liquidation events of $LUNA (an unsupported asset), Three Arrows Capital, Celsius, and Voyager (as a reminder, we had no counterparty exposure to these events).

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Q2 2022

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While we do not take a decline in trading volume market share lightly, the shift in Q2 trading volume to high volume retail traders, market makers, and high frequency trading firms did not translate into a corresponding revenue impact for Coinbase, as these customers trade high volumes but generate low fees. Our transaction revenue is largely generated by retail customers and we continued to see a healthy level of both trading MTUs and ATRPU compared to prior comparable down market conditions.

Our primary goal with our trading platform product is to ensure we have sufficient liquidity to enable a great execution experience for our customers. We also route a meaningful amount of orders intelligently to other trading platforms in order to achieve the best execution and pricing for our customers. Overly focusing on growing trading volume market share takes our eye off the more important, higher value added goal of growing our retail and institutional customer base.

Assets on Platform

At the end of Q2, Assets on Platform were $96 billion, down 63% from $256 billion at the end of Q1. The substantial majority of the sequential decline was driven by lower crypto asset prices, as the total crypto market cap at the end of Q2 declined approximately 60% compared to the end of Q1. While we did see net outflows in Q2, we observed that the majority of this behavior was institutional clients de-risking and selling crypto for fiat as opposed to withdrawing their crypto to another platform. As a result, our market share of the total crypto market capitalization declined to 9.9% from 11.2% in Q1. Approximately half of this decline was attributable to price effects (i.e. larger decreases in price for assets with higher concentration on our platform relative to the market).

Assets on Platform

ASSETS ON PLATFORM ($B)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Retail	88	116	141	123	47
Institutional	92	139	137	134	49
Total	**180**	**255**	**278**	**256**	**96**

ASSETS ON PLATFORM (% OF TOTAL)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Bitcoin	47	42	40	42	44
Ethereum	24	22	25	24	20
Other crypto assets	25	33	31	31	29
Fiat	5	3	4	4	7
Total	**100**	**100**	**100**	**100**	**100**

Note: Figures presented may not sum precisely due to rounding

Note: As a result of the SAB 121 disclosure requirement, investors can now calculate Assets on Platform based on line items on our balance sheet. Please add our "Customer crypto liabilities" and "Customer custodial cash liabilities" together to calculate total Assets on Platform.

coinbase Q2 2022 6

Net Revenue

Q2 net revenue was $803 million, of which $655 million was transaction revenue and $147 was subscription and services revenue.

Net Revenue ($M)

Transaction Revenue	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Retail, net	1,828.0	1,022.0	2,185.8	965.8	616.2
Institutional, net	102.4	67.7	90.8	47.2	39.0
Total Transaction Revenue	**1,930.4**	**1,089.7**	**2,276.6**	**1,013.0**	**655.2**

Subscription and Services Revenue	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Blockchain rewards	34.4	77.0	102.7	81.9	68.4
Custodial fee revenue	31.7	31.5	49.6	31.7	22.2
Earn campaign revenue	16.9	15.2	19.9	5.9	2.5
Interest income	6.5	8.4	7.6	10.5	32.5
Other Subscriptions and Services Revenue	13.1	13.0	33.6	21.9	21.8
Total Subscription and Services Revenue	**102.6**	**145.1**	**213.4**	**151.9**	**147.4**
Net Revenue	**2,033.0**	**1,234.7**	**2,490.0**	**1,164.9**	**802.6**

Note: Figures presented may not sum precisely due to rounding

Note: In Q4'21, the Company retrospectively reclassified certain revenues from Blockchain rewards to Other subscription and services revenue in order to conform with the current period presentation. This reclassification has no impact on the Company's previously reported net revenue.

coinbase Q2 2022 7

Transaction Revenue

Transaction revenue declined 35% compared to Q1. Retail transaction revenue was $616 million, down 36% compared to Q1. Institutional transaction revenue was $39 million, down 17% compared to Q1. Blended average fees for both retail and institutional increased in Q2 compared to Q1 and were influenced by a mix shift away from high volume, lower fee trading activity.

Subscription and Services Revenue


Revenue as Reported ($M)
$250
$200
$150
$100
$50
0
$56.4
$102.6
$145.1
$213.4
$151.9
$147.4
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22


Revenue Adjusted to Avg Q2'22 Price ($M)[1]
$250
$200
$150
$100
$50
0
$44.9
$77.8
$108.8
$130.1
$114.6
$147.4
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22

[1] Graph is illustrative of subscription and services revenues assuming that crypto asset prices from the second quarter of 2022 were consistent throughout the period shown.

Subscription and services revenue was $147 million, down 3% sequentially and up 44% year-over-year. We highlight the 44% year-over-year growth because it helps illustrate that these revenues are less volatile compared to transaction revenue. We are pleased to see underlying growth of Subscription and services revenue assuming constant crypto prices. When applying constant crypto asset prices for Q2 and Q1, Subscription and services revenue would have been up approximately 29% in Q2 compared to Q1.

Blockchain rewards revenue was $68 million, down 16% compared to Q1 driven by a decline in average crypto prices. Blockchain rewards benefited from increased participation in staking - both in terms of number of users and increase in the number of native units staked across all assets supported on our platform. Our recent addition of both Cardano and Solana for staking helped drive growth.

Custodial fee revenue was $22 million, down 30% compared to Q1. While we continued to grow the number of billable customers in Q2, the sequential decline was largely driven by lower average crypto asset prices in Q2 compared to Q1.

Earn campaign revenue was $2 million, down 58% compared to Q1. The decline was primarily driven by a lower average amount allocated by asset issuers for distribution.

Interest income was $33 million, up 211% compared to Q1. The increase was primarily driven by our USDC activity, as well as higher interest rates as we generate interest on fiat customer custodial funds.

Other subscription and services revenue was $22 million, largely consistent with Q1.

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Chapter 3: Coinbase is adjusting to market conditions

While Q2 results were consistent with the outlook we provided in May and reflect challenging crypto market conditions, we are actively adjusting to market conditions. On the expense side, we are rigorously managing our expense levels and will continue to do so. On the product side, we are executing a "pause, maintain, and prioritize" approach to ensure we are focused on the highest priority opportunities.

Operating Expenses

We are taking steps to streamline our operating cost structure, including recalibrating our hiring plans, optimizing our vendor spend, increasing discipline in the deployment and measurement of marketing spend, and reducing near-term capital allocated to discretionary investments. We have taken several actions to help best position Coinbase going forward:

EXPENSE	KEY ACTIONS
Headcount	• June headcount reduction of 18% or approximately 1,100 employees • Limited ongoing hiring for backfills and select positions
Sales & Marketing	• Scaling back paid media and incentives • Investing in efforts to drive organic, non-paid traffic
Technology & Development and General & Administrative	• Optimizing our infrastructure and professional services spend • Continuing to invest in teams in lower-cost regions

Our longstanding approach to navigating crypto volatility has been to model a variety of revenue scenarios, layer in additional stress events, and ensure we have sufficient capital resources to navigate a multi-year low revenue scenario. We are continuing that approach in these markets, and believe that with our current balance sheet and expense management focus, we will be able to operate through a multi-year down market. We will continue to update our scenarios as conditions evolve, and will take additional actions to further manage expenses if they become warranted.

Operating Expenses ($M)

OPERATING EXPENSES	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Transaction expense	335.4	197.3	501.1	277.8	167.2
% of net revenue	16%	16%	20%	24%	21%
Sales and marketing	195.7	105.4	244.6	200.2	140.9
% of net revenue	10%	9%	10%	17%	18%
Technology and development	291.5	356.3	459.6	570.7	609.2
General and administrative	248.2	242.6	297.4	413.6	470.2
Restructuring	0.0	0.0	0.0	0.0	42.5
Other operating expense, net	282.4	118.5	73.5	258.6	422.8
Total operating expenses	1,353.2	1,020.1	1,576.2	1,720.9	1,852.7
Non-cash crypto related impairment	57.3	17.5	43.8	209.8	377.0
Total operating expenses, absent impairment	1,295.9	1,002.6	1,532.4	1,511.1	1,475.7
Full-time employees (end of quarter)	2,176	2,781	3,730	4,948	4,977

Note: Figures presented may not sum precisely due to rounding

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Total operating expenses were $1.9 billion, up $132 million or 8% sequentially. Included in the $1.9 billion was $377 million of non-cash impairment charges related to lower crypto asset prices in Q2. Under GAAP accounting rules, we are required to record impairment charges on our crypto assets held when the price falls below its cost basis. We record these under Other operating expenses. Absent these non-cash impairment charges, our total Q2 operating expenses would have been $1.5 billion. Transaction expenses were $167 million, down 40% compared to Q1. The primary driver of the decline was lower trading volumes. Transaction expenses decreased to 21% of net revenue in Q2 from 24% in Q1, largely driven by lower miner fees in connection with lower activity on the ETH blockchain. Sales and marketing expenses were $141 million, down 30% compared to Q1. The decline was driven primarily by lower performance marketing, associated with softer crypto market conditions and expense management efforts. Softer market conditions result in reduced efficiency of performance marketing, which mutes the impact on our business overall. Technology and development expenses were $609 million, up 7% compared to Q1. The sequential increase was driven primarily by higher software-related expenses, notably web hosting. General and administrative expenses were $470 million, up 14% compared to Q1. The sequential increase was primarily driven by higher employee-related expenses from headcount growth in the first half of the quarter. Other operating expenses were $423 million, up $164 or 63% sequentially, driven by higher crypto asset impairment charges as mentioned above. Profitability   Net loss was $1.1 billion, which included $446 million in total non-cash impairment charges relating to our crypto investments and ventures investments. Absent these non-cash impairment charges, net loss would have been $647 million. In Q2, Adjusted EBITDA was negative $151 million. Other expenses were $173 million, driven by a $103 million net foreign exchange loss and a $69 million impairment charge related to our ventures investments. Given the strength of the U.S. Dollar relative to the Euro and British Pound in Q2, our foreign exchange losses principally represents a revaluation of certain receivables and payables denominated in foreign currencies. We account for our venture investments using the measurement alternative method of accounting which requires us to recognize any decreases in fair value below carrying value as an impairment charge, while few upward revisions are recognized. In many cases, we have invested in multiple rounds within the same company. For the impaired investments, netting gains from our earlier vintage investments (on a per company basis) would result in a net impairment of $4 million versus $69 million, applying the same methodology. We remain excited about the long-term value of these investments and our broader portfolio. In Q2, we were recognized by CBInsights as one of the most active corporate venture capital arms and will continue to invest strategically in the ecosystem across market cycles. Our Q2 effective tax rate was approximately 11.8% and less than the U.S. statutory rate primarily due to lower tax benefits on impairment losses and nondeductible compensation expense. Q2 2022 10

Share Count  Our weighted average fully diluted share count in Q2 was 221.0 million. Through net share settlement, we have paid $213 million year-to-date in cash taxes on behalf of employees to cover equity award taxes, which has resulted in 1.8 million shares not being sold to the market. Product Prioritization  We are prioritizing resources to our most critical strategic and revenue generating opportunities which include: To adequately fund and prioritize the top five opportunities listed above, we have paused some smaller and longer-term products and expect to sequence our international growth efforts. Coinbase has grown stronger through every crypto market cycle since its founding, and we believe the steps we have taken on product prioritization and expense management will strengthen our execution through this one. The current cycle is unique and may not be over, but we believe we have the key attributes to win in these market conditions and emerge as a leader in Web3. Prioritized Products Long-Term Goal Coinbase Retail App Bring the next 100 million users into crypto Maintain our position as the #1 custodian and become the leading Institutional Prime Broker #1 staking provider Establish Coinbase Cloud as the market-leading platform for millions of Web3 developers Enable 1 billion+ people to safely and securely use Web3 every day Coinbase Prime Staking Developer Products Web3 Q2 2022 11

Chapter 4: Product Momentum Coinbase is one of the only crypto platforms that offers a fully integrated, easy-to-use product suite that caters to consumers, institutions, and developers. We believe down markets are the perfect time to continue investing in technology and enhancing our platform to ensure we’re best positioned to meet users’ needs during the next wave of crypto adoption. Our investments in technology during previous down markets are helping us innovate faster and build higher quality products today. For example, we started investing in building the USDC stablecoin in 2018, through the Centre Consortium we formed with Circle. Since then, USDC has become the second-largest stablecoin in market capitalization and a growing contributor to our revenue as interest rates rise. Another example is the acceleration in our pace of adding assets to our platform, which has been made possible by our deep investment in blockchain integration technologies. In Q2, we added support for 37 new assets for trading (including 5 new blockchain assets) on our trading platform — the most we’ve added in a single quarter. This acceleration was due in large part to our previous investments in infrastructure. We now offer over 200 tradable assets and 500 total trading pairs, and to give our users access to even more assets, we rolled out decentralized exchange (DEX) trading in the Coinbase app through our integrations with leading DEX aggregators. We are continuing to invest for the future and believe our recent focus in adopting an ‘API first’ mindset, will enable us to externalize many of our internal services via our Coinbase Cloud platform thereby helping the entire crypto ecosystem continue to innovate despite the current down market. We have seen some early wins with staking and Coinbase Pay, which encourages us to believe this approach and investment will be a source of future product acceleration. The investments and decisions mentioned above are just a few examples of how strategic choices we made during previous down markets are paying off today. Please see below for several examples of key investments we’re making today in our highest-priority products, which we expect will benefit our users, the company and the entire Web3 ecosystem now and well into the future: Coinbase Retail App  We are committed to providing our users with the safest, easiest-to-use, and most trusted way to engage with crypto and Web3 via our Coinbase retail app, which serves as their primary account for Web3. Below are highlights of enhancements we made to our retail app during Q2  Advanced Trading  We rolled out Advanced Trading in our retail app, enabling our more sophisticated users to continue using the advanced trading features they depend on while providing them with seamless access to popular features like staking, borrow, dapp wallet, and Coinbase Card, all from a single platform balance (these features were not available in Coinbase Pro, our standalone product for advanced traders). By incorporating advanced trading features into our retail app, we’re simplifying our product portfolio and providing all users with a better, more comprehensive experience. Alongside these customer-facing updates in Q2, we also made improvements to our back-end infrastructure, which improves reliability, reduces latency, and improves the overall user experience. Q2 2022 12

d Coinbase One  Earlier this year we began testing our new subscription product, Coinbase One, which gives U.S. retail users unlimited trading, enhanced customer support, and many additional benefits for a flat monthly fee. While we consider this a beta phase, we’re encouraged by the early adoption and incremental growth in ARPU we’ve seen from Coinbase One, as customers are engaging at higher volumes across our platform once they subscribe. We will continue to closely monitor trade-offs as we expand Coinbase One internationally8 d Enhanced Customer Support  In Q2, we integrated native chat support into our retail app, enabling users to get quick answers to their most frequent support questions from our AI-powered chatbot and/or directly connecting to our customer service agents over chat. We’ve seen the share of customer tickets resolved through chat increase versus phone and email channels. This is an encouraging trend that provides a path to an enhanced customer experience as well as a lower-cost support delivery channel for Coinbase.@ d Improving Overall Ease-of-Use  One of our core value propositions is to make crypto easy to use for everyone. However, as the cryptoeconomy has accelerated its pace of innovation, its complexity has increased. For example, much of the leading innovation within crypto today is taking place on alternative networks beyond Ethereum or on layer 2 networks built on top of core Ethereum (e.g., Polygon, Optimism, Arbitrum). However, moving assets to those networks is overly complicated and cost prohibitive. Even something as “simple” as a crypto user moving their assets from ETH to the Polygon network to purchase an NFT could easily take more than 20 minutes, cost more than $50 in gas fees, and require the user to complete approximately 10 complicated steps. In Q2, we made a major breakthrough in removing this complexity by launching easy send/receive functionality across multiple networks in our main retail app, making it truly simple for users to interoperate across multiple chains. We’ve also integrated a Web3 browser and created a one-of-a-kind self-managed Web3 wallet based on MPC technology to help users seamlessly access all of Web3’s innovation. Coinbase Prime  Our core institutional platform, Coinbase Prime, offers a comprehensive suite of products for institutional clients to help them with all their crypto needs - trading, storage, transfers, financing, and generating rewards. In early August, we were proud to announce a partnership with BlackRock, the world’s largest asset manager, to provide institutional clients of Aladdin®, BlackRock’s end-to-end investment management platform, with direct access to crypto through connectivity with Coinbase Prime. Coinbase Prime will provide crypto trading, custody, prime brokerage, and reporting capabilities to Aladdin’s Institutional client base, some of whom are, or will become clients of Coinbase. Despite market conditions, we continue to onboard some of the world’s largest clients who have placed their first trades in crypto - including several of the world’s largest hedge funds. In Q2, we launched our first regulated derivatives offering, the Nano Bitcoin Futures contract that we listed on our Coinbase Derivatives Exchange. Nano Bitcoin Futures are available through many third party brokers such as Ninja Trader, Tradovate, Ironbeam and others. Coinbase is the first crypto-native platform to gain traction in regulated derivatives and we have seen an average of ~$17 million in notional daily volume since launch in late June. We believe the right contract size and crypto-native branding helped bring adoption to an underserved retail market. We look forward to providing a similar futures offering for Ethereum contracts in the near future. Pending regulatory approval, we look forward to making these derivative products available directly to our retail customers. Q2 2022 13

Staking
Staking helps ensure blockchains run efficiently and provides protocol users with an opportunity to earn rewards for performing critical operational services. In Q2, we launched support for Solana staking for our retail customers, bringing the total number of assets supported for retail staking to 6. Across all assets we support, we saw higher native units staked in Q2 compared to Q1.

In early August, we began offering Ethereum staking for institutional clients for the first time. We'll continue to add more assets for staking for both our retail and institutional clients going forward.

Staking requires assets to be locked to use as collateral to support network security in return for earning rewards. In contrast, liquid staking opens up opportunities to efficiently utilize staked assets as collateral to trade, lend, and provision quickly and strategically without this lock-up. Earlier this year, Coinbase partnered with other staking leaders to create Alluvial Finance, the industry's first enterprise-grade liquid staking protocol.

Developer Products - Coinbase Cloud
Our vision for Coinbase Cloud is to provide developers with everything they need to quickly, easily, and securely build amazing Web3 apps. Coinbase Cloud enables developers to run blockchain nodes, support crypto trading, provide fiat on- and off-ramps to their users, and much more.

Today, thanks to its comprehensive blockchain coverage and leading security and reliability, Coinbase Cloud is the first-choice infrastructure solution for developers who want to earn crypto staking rewards directly or enable their customers to earn staking rewards.

In Q2, we added full support for Avalanche (Participate, Delegate, and Query & Transact) and Threshold (Participate) networks, increasing the total number of blockchains supported to 29.

We also started testing our Coinbase Pay product in Q2. Coinbase Pay helps Web3 apps access fiat rails across many geographies. Our investment in building fiat rails helps us externalize these services and was instrumental in our ability to build Coinbase Pay. We are already seeing strong developer demand for these products. For example, Coinbase Pay is live with two of the largest wallets in the industry (MetaMask and Phantom) and one of the Top DEXes (DODO).

We're also testing out a new self-serve blockchain developer platform product with a select set of beta customers.

Web3
We believe blockchain and crypto are ushering in a major wave of disruption to the internet's current business model. Today's internet is largely run by a handful of centralized companies that have access to — and monetize — their users' personal data. We believe Web3 will be owned by builders and users and will be orchestrated by crypto tokens — creating a more decentralized and community-governed version of the internet.

- **Coinbase Wallet**
  Every person who uses a Web3 app needs a crypto wallet to store and transfer their crypto assets. One of the biggest complexities of Web3 is that there are multiple blockchains, and it is difficult to operate across them; users often need multiple wallets and complex third-party bridges to perform basic tasks in Web3 like investing across different blockchains.

  To solve this problem, we're building Coinbase Wallet to be the best self-custodial multi-chain wallet, and we've made several major improvements to the product in the past several quarters. For example, we're already supporting more than seven different blockchains and layer 2 protocols, enabling our users to use applications across all the chains they exist on without needing to use complex bridges or multiple wallets. We also completely redesigned the Coinbase Wallet mobile app on a new technology stack in Q2, and we're already seeing great customer response.

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G Decentralized Identity  One of the key paradigms of Web3 is that users own their identity across public blockchains. These “decentralized identities” are not bound to any single platform and are interoperable across all platforms, making them even more powerful than centralized identities as a way people will interact and transact in Web3. To make this process as easy as possible for our users, we launched a service in Coinbase Wallet in Q2 that allows users to claim their own decentralized identity for free G Web3 Browsers  We’ve added Web3 browser access to our retail app and to Coinbase Wallet, making it easy for our users to access any third party decentralized app (dapp) G NFTs  Non-fungible tokens are a core technological development enabling meaningful utility in the Web3 ecosystem. They can represent digital art, enabling creators to own their work and algorithmically capture royalties. They can represent objects in games or the metaverse, where participants may buy and use them across platforms. They can represent memberships or access tokens enabling special experiences with brands or creators.   Because of the early sparks in utility for NFTs across these wide-ranging use cases, Coinbase is doing what it does best - building the picks and shovels that enable this new market to emerge and for developers, creators, and users to reap the benefits. We’re doing this across several platforms, including G Coinbase Wallet: users can hold NFTs across all of the major blockchains, buy and sell them across all major NFT marketplaces, and now natively view bids on their NFTs from any other marketplace. We also recently announced our partnership with Meta enabling Instagram customers to store NFTs using Coinbase Wallet G Coinbase Cloud: because NFTs are applicable across so many use cases, we’ve built an NFT Dapp Starter Kit for developers to build NFT apps using our tools and services. With just a few lines of code, developers will be able to build amazing NFT apps to serve new and novel use cases G Coinbase NFT: our first-party NFT marketplace is lowering the barriers to entry for users and creators, making NFTs as accessible, safe, and easy-to-use as Coinbase originally made Bitcoin. We are empowering creators and brands to build their communities on Coinbase NFT. This effort has been led by our recent launch of Drops, where we have enabled top tier creators to sell new NFTs to their loyal customers that unlock unique utility, like meeting the creator in real life or getting access to new experiences. Since launching Drops, Bill Murray, Chive Media Group, Project Venkman, Pplpleasr and many other media houses, brands and prominent creators have participated and sold out within minutes, demonstrating the demand we’re driving on our platform. Q2 2022 15

Chapter 5: Strong capital and risk position

Our financial position remains strong and we believe we have ample liquidity to fund our business through a prolonged stressed market environment. Further, we limited counterparty risk and took no counterparty credit losses in Q2.

Strong capital position

We ended Q2 with $6,154 million in total available $USD resources which we define as cash & cash equivalents, USDC, and custodial account overfunding, a decline of $423 million compared to Q1. We include USDC and custodial account overfunding in our pool of resources for the following reasons:

USDC is a leading U.S. dollar stablecoin and is backed 1:1 by US dollars. USDC are redeemable for U.S. dollars 24/7, making USDC even more liquid than our cash and cash equivalents. Importantly, from an operational perspective, we use USDC no different than we use cash.

Custodial account overfunding represents customer transaction fees that have been paid but not yet been transferred into a corporate bank account – since crypto trades 24/7 and banks are not open 24/7, we are not able to settle these accounts real-time. To calculate this balance, investors should subtract "customer custodial cash liabilities" from "customer custodial cash" on the balance sheet. As of Q2, 2022 this amounted to $110 million.


Total $USD Resources
TOTAL $6,154 MILLION
USDC
$362 MILLION
CUSTODIAL ACCOUNT OVERFUNDING
$110 MILLION
CORPORATE CASH HELD AT THIRD PARTY VENUES
$169 MILLION
CORPORATE CASH
$2,740 MILLION
MONEY MARKET FUNDS
$2,773 MILLION

Note: As of June 30, 2022

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We also consider our crypto assets held as investments as other unencumbered resources to us. The fair market value of our crypto assets held as investments was $428 million as of June 30, 2022 and had a cost basis of $290 million. When including our crypto investments, total available resources totalled $6,582 million.

Available Capital for Allocation ($M)



Crypto held as Investments (FV)
$428
Custodial Account Overfunding
$110
USDC
$362
Cash & Equivalents (excl. Restricted Cash)
$5,682
$6,582

Page 5 of 10Q

Assets	June 30, 2022
Current assets:	
Cash and cash equivalents	$5,682.1
Restricted cash	$29.0
Customer custodial cash	$7,181.1
Customer crypto assets	$88,453.9
USDC	$361.7
Accounts and loans receivable, net of allowance	$245.6
Income tax receivable	$62.4
Prepaid expenses and other current assets	$146.5
Total current assets	**$102,162.3**
Non-current assets:	
Crypto assets held	$539.7
Lease right-of-use assets	$86.0
Property and equipment, net	$142.2
Goodwill	$1,073.9
Intangible assets, net	$189.5
Other non-current assets	$1,274.7
Total assets	**$105,468.2**
Liabilities	
Current liabilities:	
Customer custodial cash liabilities	$7,071.6
Customer crypto liabilities	$88,453.9
Accounts payable	$40.7
Accrued expenses and other current liabilities	$457.4
Crypto asset borrowings	$136.5
Lease liabilities, current	$34.2
Total current liabilities	**$96,194.3**
Non-current liabilities:	
Lease liabilities, non-current	$59.3
Long-term debt	$3,389.0
Other non-current liabilities	$12.2
Total liabilities	**$99,654.9**

Page 28 of 10Q

Recorded at impaired cost	
Crypto assets held as investments	$289.7
Crypto assets held for operating purposes	$113.7
Total crypto assets held recorded at impaired cost	**$403.4**
Recorded at fair value	
Crypto assets held as investments	$1.9
Crypto assets borrowed	$134.4
Total crypto assets held recorded at fair value	**$136.3**
Total crypto assets held	**$539.7**

Page 63 of 10Q

Crypto assets held as investments June 30, 2022	Cost	Fair Value
Bitcoin	$112.4	$173.6
Ethereum	$98.6	$135.4
Other	$78.7	$118.8
Total crypto assets held as investments	$289.7	**$427.8**

Customer custodial cash	$7,181.1
Less: Customer custodial cash liabilities	$7,071.6
Custodial account overfunding	**$109.5**

Note: Figures presented may not sum precisely due to rounding

Change in cash from Q1 to Q2

The $423 million sequential decline in $USD resources can be attributed to:

- **Operating activities:** $161 million net use of cash.
- **Investing activities:** $73 million net source of cash, largely attributable to $92 million of funds that were returned, due to our prudent risk controls in our Retail Borrow, which is one of our financing products.
- **Financing activities:** $200 million net use of cash, largely driven by the repayment of $150 million in short term borrowings linked to our financing products. In addition, we used $71 million in cash to net share settle employee equity awards, offset by $21 million in proceeds primarily from stock option exercises and our employee ESPP program.
- **Other activities:** Two other factors impacting the sequential change in cash were (1) $114 million decline due to the effect of foreign exchange rates on cash (notably the impact of a stronger USD on our Euro and GBP balance), and (2) $21 million related to USDC payments and other items.

coinbase Q2 2022 17

Change in $USD Resources from Q1 to Q2


Custodial Account Overfunding
USDC
Cash & Equivalents (excl. Restricted Cash)
$280
$180
$6,116
March 31, 2022
$6,577
($161)
Operating Cash Flow[1]
OPERATING ($161)
($26)
Capex + Internally Developed Software
($20)
M&A + Ventures
$27
Crypto investments, Inventory, and Other[2]
$92
Financing Products
INVESTING $73
($423)
($150)
Repayment of Short Term Borrowings
($50)
Net Equity Trans-actions[3]
FINANCING ($200)
($114)
Effect of FX
($21)
Other[4]
OTHER ($135)
$110
$362
$5,682
June 30, 2022
$6,154

[1] Operating cash flow excludes the net change in USDC and the net change in customer custodial cash liabilities.
[2] Crypto purchases and disposals across crypto investment portfolio, operating purposes, and other business activities.
[3] Net cash paid for taxes related to net share settlement of equity awards, offset primarily by proceeds received for the issuance of common stock upon exercise of stock options (net of repurchases) and proceeds received under the employee stock purchase plan.
[4] Payments made in USDC and other items.

Prudent approach to risk management

Our goal is to be the safest, easiest, and most trusted platform in the cryptoeconomy. We were an early investor in multifaceted risk management capabilities, with the understanding that effectively managing liquidity, credit and counterparty risk is critical to the financial health of TradFi and crypto companies alike. Our risk professionals have decades of experience risk-managing financing businesses across a range of economic cycles.

Risk management is a first principle in our product design. We hold customer assets 1:1. Coinbase funds our loans with corporate cash and does not rehypothecate or lend customer assets, thereby mitigating asset / liability risks. Any lending activity at Coinbase is at the discretion of the customer and backed by collateral, which serves as a first layer of protection against potential default contagion. Our standard practice is to require 100%+ in collateral, and we always measure risk against a substantially higher stressed price move. As a result, we have a record of:

- no credit losses from our financing activities,
- no exposure to client or counterparty insolvencies,
- no blocking of client withdrawals or loan recalls, and
- no changes in access to credit for our trading clients.

At the end of Q2, we had credit and counterparty risk primarily comprised of $126 million in loans secured by BTC and $169 million of cash deposits at third party venues to facilitate client trades or instant withdrawals. Risk exposure declined quarter over quarter due to reduced retail borrow balances. Our Retail Borrow program allows customers to borrow up to 40% of the value of the Bitcoin in their account, up to a total of $1 million.

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As noted in our recent blog post, the shocks to the crypto credit environment throughout Q2 are likely to be a major inflection point for the industry. Solvency concerns surrounding entities like Celsius, Three Arrows Capital (3AC), Voyager, and other similar counterparties were a reflection of insufficient risk controls, and reports of additional struggling firms are fast becoming stories of bankruptcy, restructuring, and failure. Notably, the issues here were foreseeable and actually credit-specific rather than crypto-specific in nature. Many of these firms were overleveraged with short-term liabilities mismatched against longer duration illiquid assets. Coinbase has no financing exposure to the entities listed above1. We have not engaged in these types of risky lending practices and instead have focused on building our financing business with prudence and deliberate focus on the client. Now more than ever, our leading institutional clients demand a high-quality financing counterparty. Regulatory strength  Coinbase remains committed to being the most trusted, most compliant, and most regulated crypto company globally. We have money transmitter licenses in 45 states and jurisdictions in the U.S. We also hold a wide range of critical licenses and regulatory approvals. In the U.S., we are regulated by the New York Department of Financial Services with a BitLicense and Custody charter, the U.S. Department of Treasury registration as a Money Services Business, and the CFTC. Internationally we hold a cryptocurrency exchange license in Japan, and the first-ever German crypto license. In addition, we employ robust sanctions and AML controls to prevent transactions with sanctioned and criminal actors. The transparency of the blockchain provides certain protections to crypto and consumers, and we supplement those with additional measures to protect our customers from unfair, deceptive, and abusive acts and practices. Throughout Coinbase’s history, our company has pushed for regulatory clarity, and we believe such clarity will be a catalyst for the growth of Web3 and Coinbase. That’s why we recently filed a petition to the SEC requesting that the Commission initiate a public process to develop updates to its regulations that would enable the development of the crypto securities markets and the tokenization of the debt and equity markets. We have also engaged with the European Union on their Markets in Crypto Assets (MiCA) proposal, along with other jurisdictions that aspire to create a clear regulatory regime for crypto. We regularly get formal and informal questions from regulators about our views on the development of the cryptoeconomy, our products, and our operations. We welcome that dialogue, and particularly appreciate opportunities to share our perspectives with policymakers who are working on crypto policy matters. To that end, we have responded to requests for comment from regulators in the U.S. (including the U.S. Department of Commerce, the U.S. Department of Treasury, the Federal Reserve, along with the California Department of Financial Protection and Innovation) and around the world (including in Australia and the UAE, as well as global standard setters at the Basel Committee on Banking Supervision and the Committee on Payments and Market Infrastructure). While Coinbase does not have counterparty exposure to the companies listed above, Coinbase’s venture program did make non- material investments in Terraform Labs. 1 Q2 2022 19

Recently, the SEC charged three individuals with securities fraud related to crypto asset trading, including seven assets listed on our platform. We provided information to the SEC as part of their investigation into the alleged frontrunning. We look forward to having the opportunity to engage further. In May, the SEC sent us a voluntary request for information, including about our listings and listing process. We do not yet know if this inquiry will become a formal investigation. As with all regulators around the world, we are committed to productive discussion with the SEC about crypto assets and securities regulation, and to working alongside all policymakers to build a workable regulatory framework for the cryptoeconomy that addresses any areas of risk, while enabling the development and adoption of digital innovation for the benefit of the broader society. We also own two broker dealer licenses, issued by the SEC, which are dormant at this time, but that we hope to activate in the future. We are excited about the potential of Web3, and look forward to playing our part in helping policymakers develop workable and clear regulations that enable its development. Q2 2022 20

Q3 2022 Outlook Metric MTUs Total Trading Volume Subscription and Services Revenue Transaction Expenses  As a percentage of net revenue Sales and Marketing Expenses   Including stock-based compensation COMMENTARY July MTUs declined to 8.0 million. Accordingly, we expect MTUs to be lower in Q3 compared to Q2 and for a higher portion of MTUs to be non-investing users compared to investing users compared to Q2. July trading volume of $51 billion reflected a continuation of the trends discussed above. If these trends continue, we believe Q3 will be lower compared to Q2. We expect Subscription and services revenue to be modestly higher in Q3 compared to Q2, primarily driven by increases in Interest Income. We anticipate transaction expenses to be in the low 20% range. We expect sales and marketing expenses to be approximately $100 million. Technology & Development + General & Admininistrative Expenses  Including stock-based compensation We expect these expenses to be approximately $1 billion, including approximately $400 million in stock- based compensation. Soft crypto market conditions from Q2 are continuing into Q3 and are reflected in our Q3 outlook: 22 Chapter 6: Outlook Q2 2022 21

Full-Year 2022

We are working hard to operate within the $500 million Adjusted EBITDA loss guardrail that we communicated for 2022. Clearly, we are operating through stressed market conditions, but based on the expense management initiatives taken in Q2, we are cautiously optimistic about our ability to operate within this guardrail.

This optimism assumes that crypto market capitalization does not deteriorate meaningfully below July 2022 levels and that we do not see changes in our current customer behaviors. In the event we do see further deterioration and we see performance near the low end of our MTU range, we may not be able to further reduce our expenses quickly enough and may exceed the guardrail. It will take some time for the full impact of our expense actions to be fully reflected in our financial results, but we are committed to operating more efficiently as we build for the future.

Coinbase Full-Year 2022 Outlook

METRIC	OUTLOOK	COMMENTARY
Annual Average MTUs	7.0 - 9.0 million	We expect Q2 trends to continue in the second half of 2022, with a higher mix of non-investing users compared to investing users.
Average Transaction Revenue Per User (ATRPU)	Low $20s	The full-year average outlook reflects softer crypto market conditions and MTU mix shift towards non-invest products resulting in full-year ATRPU in the low $20s. Through Q2, retail ATRPU was $29. Note that ATRPU excludes both Subscription and services and Institutional transaction fee revenue.
Subscription and Services Revenue	More than $600 million	Despite price headwinds, we continue to expect strong year-over-year growth in our subscription and services revenue in aggregate.
Transaction Expenses *As a percentage of net revenue*	Low 20%s	No change to prior outlook.
Sales and Marketing Expenses *Including stock-based compensation*	$500 - $600 million	We have updated our outlook for sales and marketing to be dollar-based rather than percentage of revenue based as we have set a plan for marketing spend for the second half of the year in line with our expense management actions (optimization of paid media, focus on organic investments, etc.). We anticipate sales and marketing expenses to be between $500 and $600 million, including approximately $70 million in stock-based compensation.
Technology & Development + General & Administrative Expenses *Including stock-based compensation*	$4.0-$4.25 billion	We are lowering our expense range down from our prior range of $4.25 - $5.25 billion. The lower range is largely due to our hiring growth freeze and headcount reduction efforts, as well as ongoing cost management initiatives related to our software spending, professional services vendor management, and BPO outsourcing which are all contributing to our revised expense outlook. Included in this revised outlook is approximately $1.5 billion of stock-based compensation expense, down from $1.7 billion previously.
Other Expenses	N/A	We do not forecast these expenses as they are driven by crypto asset price impairments and unanticipated system disruptions or incidents. If crypto asset prices drop below their carrying value, we will recognize a non-cash impairment expense.
Tax	Mid-to-high teens	Our annual estimated tax rate is in the range of mid to high teens.

coinbase Q2 2022 22

Webcast Information We will host a question and answer session to discuss the results for the second quarter 2022 on August 9, 2022 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase’s website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website. Forward Looking Statements This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the third quarter ending September 30, 2022 and the full-year ending December 31, 2022, anticipated future expenses and investments, expectations relating to certain of our key financial and operating metrics, our business strategy and plans, expectations relating to market conditions and market growth, our ability to fund our operations through a prolonged stressed market environment, our market position and potential market opportunities, and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward- looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: our ability to successfully execute our business and growth strategy and maintain future profitability, market acceptance of our products and services, our ability to further penetrate our existing customer base and expand our customer base, our ability to develop new products and services, our ability to expand internationally, the success of any acquisitions or investments that we make, the effects of increased competition in our markets, our ability to stay in compliance with applicable laws and regulations, market conditions across the cryptoeconomy and general market, political and economic conditions. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included in our filings with the Securities and Exchange Commission (SEC) including our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022, our Quarterly Report on Form 10- Q for the quarter ended March 31, 2022 filed with the SEC on May 10, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 that will be filed with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward- looking statements. Q2 2022 23

Non-GAAP Financial Measure In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of Adjusted EBITDA to net income (loss) can be found below in the table captioned “Reconciliation of Net Income (Loss) to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measures to evaluate our business. We calculate Adjusted EBITDA as net income (loss), adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, crypto asset impairment, net, impairment on investments, other impairment, non-recurring Direct Listing expenses, restructuring, unrealized gain or loss on foreign exchange, fair value gain or loss on derivatives, non-recurring legal reserves and related costs, and other adjustments, net. Q2 2022 24